POORE BROTHERS ACQUIRES BOULDER NATURAL FOODS
                  AND BOULDER POTATO COMPANY BRAND POTATO CHIPS

     June 8, 2000 -- Poore Brothers, Inc. (Nasdaq: SNAK) announced today that it has acquired Boulder Natural Foods, Inc. and Boulder Potato Company(TM) brand totally natural potato chips for approximately $2.3 million, including $1.2 million in common stock, $.8 million in a two-year Note, and $.3 million in cash. In addition, there is a three-year revenue growth incentive paid in shares of the Company's common stock.

     Mr. Eric J. Kufel, President and CEO, stated "The acquisition of Boulder Natural Foods and Boulder Potato Company(TM) brand totally natural potato chips is a positive strategic action for the Company and our shareholders. The Company is gaining access to the rapidly expanding $28 billion natural food channel and the Colorado retail grocery marketplace with a well positioned, growing brand that currently generates approximately $2.3 million in annualized revenues. The Company also plans to develop and launch innovative new snack food products under the Boulder Natural Foods(TM) brand name, leveraging the Company's abundant and unique snack food manufacturing capabilities."

     "Our guiding principle is to manufacture and market unique snack food products to discriminating consumers who demand superior taste, texture, appearance and brand personality compared to national brands. The Boulder Potato Company(TM) brand is a perfect strategic fit because its line of totally natural potato chips epitomizes our strategy of marketing high quality niche snack food products," continued Mr. Kufel.

     Boulder Potato Company(TM) brand totally natural potato chips are kettle cooked in small batches using high monounsaturated sunflower oil, which is extremely low in saturated fat. They are currently offered in six totally natural flavors including Totally Natural, Malt Vinegar and Sea Salt, Jalapeno Cheddar, Thai, Spicy Barbecue, and Herb & Garlic.

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     For further  information  about  Poore  Brothers  or this  release,  please contact Thomas W. Freeze, Vice President and Chief Financial Officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.

     Poore Brothers is a rapidly growing unique salted snack food manufacturer, marketer and distributor based in Goodyear, Arizona with manufacturing facilities in Goodyear, Arizona and Bluffton, Indiana. The Company's primary emphasis is manufacturing unique snack food items, including Poore Brothers(R) brand potato chips, Bob's Texas Style(R) brand potato chips, Tato Skins(R) brand potato snacks, O'Boisies(R) brand potato crisps, and Pizzarias(R) brand pizza chips. The Company also manufactures private label potato chips for major retailers in Arizona and California and operates a direct store delivery distribution business in Arizona and a snack food merchandising company in Texas.

     Certain statements contained herein may be "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.